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Excerpts of the Transcript of the Liberty Media Corporation Investor Call Held on September 7, 2016

Gregory B. Maffei, President, Chief Executive Officer & Director, Liberty Media Corp.

Thank you, Courtnee, and good evening to all of you out there, and thank you for joining us. We are very excited to announce this agreement for Liberty to acquire Formula One. Formula One is an iconic sports business built over 67 years, has a massive fan base with over 400 million unique TV viewers globally, and a highly, highly attractive financial profile.

We’re excited to become long term owners of this strategic business and we are confident that our expertise in media, entertainment, digital and live events will prove additive to what is already an incredibly successful franchise.

I also want to thank CVC and Donald Mackenzie for their outstanding stewardship of this business, and we look forward to a continued partnership as our largest shareholder in the Formula One Group. I’m also very excited, it’s an opportunity for Liberty Media to reunite with Chase Carey, whose unparalleled experience, preparation and abilities make him perfect for this role as Chairman of Formula One.

So, let’s turn to slide six and review the transaction. The assets and liabilities of Formula One will be attributed to the Liberty Media Group, which will remain a tracking stock of Liberty Media and is expected to be renamed the Formula One Group, after the second closing, as I will discuss further. And we will have a new ticker for that tracker FWON, F-W-O-N. The transaction, which as I noted will be in two steps, values 100% of Formula One at an enterprise value of $8 billion and an equity value of $4.4 billion.

The total purchase price has three components: $1.1 billion of cash, 138 million newly issued non-voting shares of Liberty Media Group representing a total of $2.9 billion in equity as of the announcement based on the transaction reference price of $21.26 and a $351 million debt security issued by F1’s parent holdco and exchangeable into Liberty Media K’s, LMCK, Liberty Media non-voting shares, this is an equity-like instrument that will convert out within 30 months.

The existing $3.6 billion of Formula One debt will remain in place and is non-recourse to Liberty and all of the cash at Formula One will also be attributed to the Formula One Group. The first closing, which occurred today, of this two-step transaction, in it, Liberty acquired an 18.7% interest in Formula One or $746 million in cash, which represents 18.7% of the total consideration to be paid less a $75 million discount to us, Liberty, which will be repaid at the second closing.

At the second closing, we expect to gain 100% of the shares other than a nominal amount of shares held by certain F1 teams and we’ll pay out the rest of the consideration including the balance of the cash, the shares that we discussed above and the $351 million debt security. We expect the second closing to occur in the first quarter of 2017 and, to complete the second closing, we will require antitrust approval in select countries, a vote of the Liberty Media Corporation shareholders and certain third-party consents including notably the approval of the FIA, Formula One’s regulatory governing body.

So with that, let me turn to slide seven and talk a little bit about Chase Carey. But first, it would be impossible not to note that the long history of this franchise has been driven by the incomparable Bernie Ecclestone, an icon in motorsports and sports entertainment. To further strengthen the great business he’s built, Chase Carey today was appointed Chairman of Formula One.

Now many of you know Chase, as do we, and I think he is uniquely qualified for this role with his depth of leadership in media and also in sports. Chase most recently served as President and COO of Fox. Along the way he helped launch Fox Sports while he was CEO of Fox Television in 1994, a leader in global sports television, in the global sports television industry.

Chase has built regional sport networks and he’s helped to extend Fox’s global sports franchise. Previously, he was CEO of DIRECTV, the world’s largest satellite broadcaster, which was famous for its sports and with that also happened to be a 58% owned by the Liberty at one point, which is how we got to know Chase quite well. And with that I’m going to turn it over to Chase who’ll provide a little more overview of Formula One.

Chase Carey, Chairman, Formula One

Thanks, Greg. I’m very excited to be joining this team and for the potential ahead. This truly is a global business with 21 races across 21 countries in five continents. Every year the excitement builds at Formula One throughout the nine-month long championship series with the annual constructors’ and annual drivers’ championships at the end of the season.

Clearly, Formula One has been an enormous success, much to the credit of Bernie Ecclestone who has led this business for decades. I look forward to working with him and we both agree there’s an opportunity to continue to build this business and take it to the next level.

Formula One is a key player in the high growth market for live premium sports rights. There is an increasing demand from broadcasters, advertisers and sponsors who want access to F1’s mass global live audiences and attractive demographics. Formula One’s March renewal with Sky was favorable compared to other renewals in the market and bodes well for Formula One’s media rights portfolio.

For those of you that are new to Formula One, we provided an overview of the players in the ecosystem. It starts with the FIA, the governing body of F1, and involves Formula One race promoters, race teams and broadcast and sponsorship partners. Formula One is the exclusive commercial rights holder for F1 pursuant to the 100-year agreement, which extends until 2110. Formula One negotiates the race promotion fees, broadcast contracts, sponsorship partnerships and handles race day video feeds.

The race promoters host championship races. They’re a high-quality mix of counterparties including government entities. They handle promotion and execution of the race itself and receive income from ticket sales.

We were particularly attracted to F1 by the diverse revenue drivers and low-risk business model. There are essentially three core revenue buckets in the business, race promotion, broadcasting and advertising, and sponsorship, each with significant growth potential as we go forward.

Gregory B. Maffei

So Chase mentioned the diverse revenue streams and I think those multiple revenue streams which have over $9.3 billion of contracted revenue under long-term contracts which extend out to 2026 with staggered renewals and with many of the counterparties including high quality corporates and governments create incredibly low-risk business model. And when you combine that with the fact that our largest cost item is team payments which are variable based on the revenues and profits of the business, it creates a model that we think is incredibly durable and strong.

When you flip to slide 13, you can see how that turns into incredibly strong cash flow. Formula One has extremely attractive EBITDA margins with over a 27% in the recent year. And if you pair that with the low capital intensity of the business, it leads to extremely highly unlevered cash flow conversion. It’s virtually unparalleled to be able to bring as much cash to the bottom line at the percentage of EBITDA that Formula One does. This durable business model combined with the long-term contracted revenue and high cash flow conversion enables the business to support relatively high financial leverage, a Liberty hallmark.

Let me turn it back to Chase and let him chat about the opportunities we see at Formula One.

Chase Carey

So what do we see as the opportunity? The opportunity is to grow and develop the sport for the benefit of the fans, the teams, partners, and our shareholders by increasing promotion and marketing of Formula One as a sport and brand; enhancing the distribution of content, especially in digital, currently a very small percentage of revenue; evolving the race calendar; establishing a broader range of commercial partnerships, including sponsorships, and leveraging Liberty’s expertise in live events and digital monetization to make our events bigger than ever.

I’ll give it back to Greg to close.

Gregory B. Maffei

Thanks, Chase. This scene on slide 15 is a scene that we hope some of you may recognize, it’s from the Monaco Race through the streets of Monte Carlo, an iconic event if ever there were. When you sum up all the things we see in the business, I hope you’re as excited as we are.

We see a great business that has been extremely well run and more than successful, but with enormous opportunities ahead to expand and grow. We think we’ve been able to enhance management by attracting Chase and add to a very strong team led by Bernie that is already there. Liberty is a long-term owner and we aim to bring stability and success to the ownership of this sport. And with that, operator, I’d like to open up the call for questions.

Question and Answer

. . .

James M. Ratcliffe

Morning or evening, thanks for taking my question. Two, if I could. First of all, Chase, if you can give us an idea of what the timeline looks like for the future of major potential programming deals? You mentioned Sky was in March, but what the other major deals are and what the timeline for potentially leveraging that benefit is? And also seems like a big portion of some of the revenue growth has been driven by moving races to markets that are willing to pay more for them; how much opportunities you see on that front?

And I guess, secondly, if I’m reading the numbers right, it looks like F1 in aggregate pays minimal cash taxes, is that a scenario you’d expect to continue going forward? Thanks.

Gregory B. Maffei

So, Chase, why don’t you take the first and then I’m going to...

Chase Carey

All right.

Gregory B. Maffei

...ask Albert to take the second.

Chase Carey

Yeah. I think in terms of timeline, the broadcast contracts are multi-year contracts, so obviously they don’t come up year-to-year. And there are some coming up generally every year. It’s not a straight line. But I think on average there’s — I think we put in three years to six years, is sort of the average of a contract, that was with the contracts around the world. So they’re a large number. So generally you have a meaningful number of contracts in any given year, but certainly not the majority, they are spread out across that timeframe.

In terms of developing markets, clearly new markets are opportunities. This is a global sport. We’re excited about the opportunity to continue to grow the sport, expand the sport in places like the Americas and Asia. I think those are our opportunities. But I want to be clear that certainly the established markets that have been the home and the foundation for Formula One I guess, Europe in particular, are of critical importance, and certainly building the sport in Europe and building on that foundation has got to be second to none.

So we do want to continue to take advantage of the global footprint of this sport and think there are those growth opportunities, but certainly do want to focus on it. Certainly, the markets longer-term, markets like the U.S. and key Asian markets are an opportunity for us to develop. They won’t develop overnight, but there are huge audiences there that I think actually have a real appetite for the excitement, the stars, the teams, the brands, the technology. And I think if we can develop and reach those fans using digital platforms and some of the tools that, to date, probably really haven’t been exploited as aggressively. We can build a whole new generation of fans in places that have not historically been a significant part of the Formula One fan base.

Gregory B. Maffei

Great, Chase. Let me also ask Albert Rosenthaler who runs Corporate Development for Liberty and has tax reporting to chat about the — how we look at the tax status?

Albert E. Rosenthaler, Chief Tax Officer, Liberty Media Corp.

From a tax standpoint, F1 has done a wonderful job in terms of creating a structure that is extremely tax efficient. We will be stepping into that structure. There are some changes on the horizon, broader changes from the UK perspective that will have a modest increase in the amount of taxes going forward once those become law. But we think the structure is going to remain extremely efficient. We also have managed to — step — do the transaction in a way that will permit an efficient repatriation of money back to the U.S. without incremental tax for many, many years.

So, this is, we not only maintain the UK tax efficiency of their existing structure, also we’ll be able to repatriate cash to the U.S. in the future to the extent that seems to make sense with no additional taxes.

. . .

Benjamin Daniel Swinburne

Hi, good afternoon. This is Ben Swinburne. Chase, could you just talk a little bit about the relationship with the teams, I think the last Concorde Agreement runs out in 2020, is there any change in the payout rate or any update in terms of the duration of that agreement as a result of this transaction?

And then, Greg, just on financing Phase 2, I believe the slide suggests you’re going to look to raise additional capital rather than use equity. Maybe you could just spent a little bit more time on how you’re thinking about that piece of the puzzle and how much you think ultimately dilution versus other cash financing might play a role here, as we get to Phase 2 at the beginning of next year. Thank you.

Chase Carey

The teams, there is not a change to the team agreements that are in place. I will say the teams have been very supportive. I mean, realistically the teams have expressed — I mean some of the teams have expressed an interest in investing in the business. So I think if anything that’s certainly and probably a strong indication, as you can look for in the future and the business, the teams have done very well.

I mean, the payments to the teams have increased significantly, we think there is real growth in the business and we think everybody should benefit from that growth. And we’re all partners in the business and certainly Formula One and the teams should all benefit as we continue to build and grow the business going forward.

Gregory B. Maffei

Yeah. I think Chase is entirely right. Our interests are highly aligned with the teams and there’s every indication and reason to believe they’re only going to be highly supportive of all the things we want to do. As far as the dilution, we are going to pay $1.1 billion of cash and we’re going to issue that, what is effectively on a fully-diluted basis, is going to be $3.3 billion of stock, with the combination of the note when it converts and the shares that we’re issuing today.

Now, we are going to undertake potentially to sell some of that stock to generate liquidity for the CVC Group, but we’re not going to change the amount of cash that we pay, we’re not going to — that’s only a question whether the stock gets placed with CVC initially or gets placed with third parties, including potentially the teams as Chase indicated.

. . .

Jeffrey Wlodarczak

Hey, guys congratulations. As a part of this deal, do you have any arrangement with the leading racing teams to expand the number of races from the current 21 to what I think is contractual limit of 25?

And then while you’re going to have post this deal voting control, are there any lock up arrangements with CVC and the other shareholders to — around selling the shares?

Gregory B. Maffei

So, Chase, do you want to comment first on the —

Chase Carey

Yeah, I mean first there’s not an agreement, but as I touched on looking at, I guess in the first question, there is a — there is interest in this sport around the world. And I think we want to continue to intelligently try and explore the opportunities to continue to grow it. And we’ll work with the teams, we’ll do it together. And we do think there are opportunities to continue to — to enhance the race calendar, I guess, as we talked about. But we do it together with all our key partners.

Gregory B. Maffei

And as I think, Chase indicated earlier and I mentioned, the teams are highly incented to degree we grow races, grow revenue, grow profit, there are enormous . . .

Chase Carey

Yeah, they are not just partners in spirit, they are partners financially, they share in the revenues we generate. So, yeah.

Gregory B. Maffei

So they’re highly incented...

Chase Carey

We’re aligned.

Gregory B. Maffei

...to work together.

Chase Carey

Yeah.

Gregory B. Maffei

And the second part of your question was — remind me, sorry.

Jeffrey Wlodarczak

Basically, the other non-Liberty shareholders are going own 65% CVC, are there any lockup arrangements for CVC around when they’re able to sell those shares?

Gregory B. Maffei

We have an agreement in principle to work to distribute those in an orderly fashion. And I think it’s in everybody’s interest to treat — make sure those shares are released in good fashion. And as them owning 65%, they are more motivated than anybody. And realistically given that these firms have lives on their funds and the like, they are the ones who care in the short and intermediate-term about stock price even more than perhaps we care.

. . .

Amy Yong

Thanks. Chase, as previous CEO of DIRECTV, I was wondering if you could talk about some of your thoughts around the digital opportunity and how you’re going to grow that without hurting the linear distribution. Are you thinking more about streaming or an app?

And I guess, specifically in the U.S., it seems like NBC might, that particular agreement comes up for renewal at the end of this year or I think next year, how are you positioning Formula One in the U.S.? Thanks.

Chase Carey

Yeah. I mean, I guess — I mean, first there are multiple dimensions to developing the digital opportunities around Formula One. I mean, there’s sort of the marketing potential of telling the Formula One story, again, it’s a great story. You’ve got some of the most attractive stars in the world, then the drivers, great teams, great brands, great technology. Taking advantage of that and making it successful, telling, really exciting that fan base, that’s part of it, using the data capabilities of digital media to figure out how do you improve and continue to grow the sport. And there is certainly the direct revenue opportunities.

And I think we will continue to sort of evaluate those opportunities. I don’t want to get into specific plans at this point, but there’s no question, the digital platforms are becoming essentially a part of the larger video marketplace. And whether it’s a DIRECTV or Fox that’s been clear around the world, not just in the U.S. It’s creating new competition for these rights. It’s creating new opportunities to exploit these rights in different ways that take advantage of what each of the platforms have to offer.

And we think we can find ways to work with our historical partners and these new digital platforms to create something that’s good for everybody, and that’s our goal.

And we think that is really an opportunity that core Formula One with its global reach, its highly attractive fan base, is really a unique opportunity for us to develop something really special for Formula One. And it’s work and footage that you can take around the world that really has appeal in every market. So it is certainly going to be a big and important part of it. But we will do it working — again, working with our existing partners in a way that works for everybody.

Gregory B. Maffei

I think, Chase, has got it entirely right, but if I could just emphasize or add, few sports properties where you have as much footage, as much data flows, and a fan group which is intensely interested, all of that material, that is frankly beyond probably the capabilities you can show on linear television and we can find ways to exploit that to the benefit of everybody.

Chase Carey

Yeah. I think it’s good for everybody. It’s not necessarily a win-lose. I think it’d be a win-win proposition for everybody.

. . .

Barton Crockett

. . . I was wondering first about the structure — the tracking stock structure. You’ve got three kind of tracking stocks at Liberty Media with three kind of very disparate businesses. Is there any reason for those to remain together as tracking stocks within Liberty Media, or should we assume that the road over time is for these to separate out and become regular stocks?

Gregory B. Maffei

Well, Barton, we have obviously no plans or intent to do any of that, but our history over time has, along the way have been to spinoff businesses when they’re mature, the things that we think they would be better as an asset-backed security and trading on their own. As a practical matter, we probably have limitations on how many of that we can do today just having an insufficient number of ATBs. But we’ll always be evaluating that and looking at what we can add in the interim versus how they would trade and where they would eventually be as freestanding businesses and asset-backed securities.

Barton Crockett

Okay. I mean if you held on to Formula One for three years, it will become an ATB then, wouldn’t it?

Gregory B. Maffei

I think it would be five.

Barton Crockett

Okay. All right, and then just...

Gregory B. Maffei

Beyond the length of —

Barton Crockett

Okay.

Gregory B. Maffei

Sorry. Go ahead, Barton.

Barton Crockett

I was saying on — I’m sorry. On the sports, since we’ve had lots of experience with it here and you are putting a fair amount of data on it, how would you describe the economic sensitivity to this? If we go through recessionary cycles, how sensitive is the revenue streams to that?

Gregory B. Maffei

Well, a couple of points, I think first is enormous percentage of amounts are contracted. Secondly, if you look how the business has performed in other downcycles, it has really not seen a bump. Third, the high free cash flow conversion is going to allow us to pay down debt very quickly if that’s what we choose to do or maintain the leverage if that’s what we choose to do, and we’ll evaluate that judiciously.

And lastly, because of the variable nature, so much of our expense is really payments to the teams under the Concorde Agreement. They profit when we succeed, and they bear some of the downside when we are not as successful. I think it’s actually a pretty stable business model. And we’re confident that it can maintain leverage levels, which on the surface may look high, but when you look at the elements of the business, when you look at the high free cash flow conversion, when you look at the contracted nature of the revenue, I think it mitigates a lot of that risk.

. . .

Bryan Kraft

Hi. Thanks for taking the question. I was just wondering if you could give some historical perspective on why there — it doesn’t looked like there was very much growth in revenue or EBITDA since 2013? In contrast, what sounds like some pretty interesting growth prospects going forward? And I guess this could be part of the answer to the question, but are the historical figures on slide 19 converted to U.S. dollars at a constant exchange rate? Or is that the actual exchange rate? Thank you.

Gregory B. Maffei

That’s the actual exchange rate looking at the numbers there. And I think some perspective is as revenues have increased pretty nicely, partly driven by some increase in the number of races, but also increases in broadcast revenues, increases in advertising and sponsorship, increases in fees paid per venue per event. But at the same time, due not only to some of the renegotiation of the Concorde Agreement and some bonus payments that were made to certain teams, less of that profitability fell to the bottomline, less of that increase in the revenue fell to the bottom-line.

Bryan Kraft

Got it. Okay. Thank you.

Gregory B. Maffei

But we think that’s absorbed. We’ve gone through that cycle and we remain confident that . . . through 2020 and the next Concorde negotiation, we don’t have an unusual bump and there will be a much more linear relationship on the increases between revenue and the cost side and actually an increasing and growing EBITDA margin.

Chase Carey

We’ll get a better share of the revenue growth.

Gregory B. Maffei

Yeah. Exactly.

Bryan Kraft

Great. Actually, and, I don’t know if it’s too early to ask this question, but how would you anticipate handling the currency risk, once you own it? Do you anticipate doing, engaging in hedging — hedge that currency risk or...

Gregory B. Maffei

We haven’t spent a lot of time on that Bryan . . . but I’ll point out couple of things. The vast majority of our contracts are dollar based. Obviously, we’re going to be a dollar-functional currency company. We do have some UK revenue, pounds-based revenue, but we also have pounds-based expense, not only the expense of running the headquarters here, the expense of the production facilities which are primarily in the UK. So we’re really not that exposed, we do have some exposure if it moves around, but it’s a relatively hedged business against the dollar.

Chase Carey

Yeah.

Gregory B. Maffei

Chase, do you want to add anything?

Chase Carey

No, I think that’s right, I mean, I think, yeah, it’s been — an awful lot of the revenues are contractual revenues, most of the contracts, majority of the contracts are contracted in dollars.

. . .

Jason Bazinet

Yeah, I just have two quick questions. First, can you talk about what financial disclosures the Street will get today sort of post step one, and then after step two. And then second, I may be incorrect, but I thought there were some mutual funds like Waddell that essentially paid much higher sort of equity values for stakes than the equity value you’re paying. So can you talk a little bit about what changed in the business that would cause the equity value to decline as much as it seems to have been with a low purchase price you guys are paying? Thanks.

Gregory B. Maffei

Addressing the second part first, it’s a little misleading; there were some dividends paid. There have been — look, we obviously think we cut an attractive deal or we wouldn’t have cut it.

Jason Bazinet

Yeah.

Gregory B. Maffei

And I would point out there were various discussions in various times and rumors, speculation that this business would go public at much higher numbers. We think there’s a lot of upside in the way we structured this deal; both for the benefit of Liberty’s shareholders, but also the CVC Group. Not only with the structure that we have on leverage, the upside of where the business is, the new management, but just the general part of being part of the Liberty Group. So I think that’s all fairly attractively placed and again it’s a little hard to look at what Waddell paid and somebody else paid because of dividends that were paid along the way.

Jason Bazinet

Okay. And then regarding the financial disclosures that we get post step one?

Gregory B. Maffei

. . .We’ll obviously be trying to provide as much information as we can that is beneficial to our investors without compromising confidential nature of some of our contracts, for example what is paid on venues, what is paid...

Jason Bazinet

No, no, no.

Gregory B. Maffei

...by advertising and the like.

Jason Bazinet

I didn’t mean that. . . . I’m just saying between now and the completion of step two when you report financials will we be getting quarterly financials, or is that something that happens after step two?

Gregory B. Maffei

Along the way we’re obviously not going to have — we’re an equity holder, we’re not going to consolidate this business, so you’re going to have a limited visibility.

Jason Bazinet

And that is...

Gregory B. Maffei

So, I think at our Investor Day you should expect we’ll probably flesh out more of how we’re doing just to give you an update on November 10. . . .

Jason Bazinet

And that’s true after step two as well?

Gregory B. Maffei

. . . It’s been pointed out to me correctly that there will be a proxy, which will have an update on some of this and that proxy will be — this as I noted earlier, this deal requires a shareholder vote not only to change the name, but to issue the stock, the Liberty Media Group tracking stock to pay to the CVC Group. So those will require a vote and in that vote — the proxy will surely have an update to that time.

. . .

Matthew J. Harrigan

Thank you. This transaction looks really interesting just on the basis of better marketing, new geographies and interest in consumer streaming and all that. But I’m actually out of Super Mobility and a lot of people are really drinking the Kool-Aid and justifying the five key deployments on the VR, Oculus Rift, and Morpheus and things like that. And this is clearly — the sport is in the sweet spot for that and things like in the haptics. It looks like it’s probably pre-optionality. I assume, it’s probably three, five, seven years out. So could you talk a little bit about that? I think you kind of alluded to it a little bit at the margin in some of your earlier comments? Thank you.

Gregory B. Maffei

Well, I’ll start it off if you don’t mind Chase. We believe a global content business with portable content that can be shared across so many countries and venues has enormous appeal, and the one that we have that has been very successfully exploited in many markets, but honestly somewhat underexploited on digital. And the emerging technology you are talking about will only further accelerate that. As you rightly point out, you could imagine an augmented reality or virtual reality experience as if you are in a car in a digital run. All of those are just upsides.

Have we factored any of that into our business thinking? Modestly at best. Chase, maybe you want to comment more fulsomely.

Chase Carey

No, I mean, I guess, I just second what you talked about. I mean, this sport is in many ways is so ideally suited to any of these emerging technologies whether it’s in the gaming arena, the virtual reality arena, and as Greg said, racing Lewis Hamilton. I mean, this sport — the technology around this sport is second to none.

And the interest in — the capabilities of these cars is incredible. And I think as we take advantage of that and develop all the extensions of it in all of these ancillary businesses, again, is not going to drive the business in the short-term, but I think they all will become an important part of the long-term growth of the business.

Gregory B. Maffei

And just if I could add one more thing. I mean, one of the things that as we’ve gotten to know the business — I’ve gotten to know the business better, I certainly didn’t know it at all when we started this process. But it’s been a long enough process, I’ve learned a little bit along the way. How much technology goes in these cars, how much that aligns with the group of aficionados who appreciate the digital experience is a high symbiotic nature of that.

And I don’t think the average American understands how much technologies and how much that brand — how much that stands not only for luxury, a cool racing experience, but for the technology development. I think there’s a lot that can be done to kind of exploit that’s naturally synergistic with that.

. . .

James M. Ratcliffe

Hi. I just had two quick follow up ones. First of all, are there any break fees associated with the deal if the antitrust approval in particular doesn’t come through?

Gregory B. Maffei

No. Fortunately, CVC didn’t think of that. So, no, we don’t have any break fees.

James M. Ratcliffe

Okay. Fair enough. And secondly, how does Live Nation fit in...

Gregory B. Maffei

Obviously, just to be clear. I think the reason why that really wasn’t an issue is not only are we going to be shareholders in this, we are shareholders in this now, we closed on step one. So we’re highly aligned. But I think all of us believe that the regulatory hurdles here, while we need to be negotiated are ones that can be cleared and are comfortable with how this will turn out, the second step, the second complete closing will occur.

James M. Ratcliffe

Got it. And just secondly, how does Live Nation fit into the equation here? Is it sort of the — it’s the other asset and what’s going to be, you know, the Formula One Group. Does it make sense to have those two combined or does it may be end up somewhere else within Liberty Media Corp. Thanks.

Chase Carey

It’s really about building, first and foremost, the live experience at these races. I mean, these races are tremendous events in many ways. One of the biggest events to occur in a city and in a country in which they occur. And I think there’s an enormous opportunity to make that event much bigger, much broader, appeal to a much larger audience, have things throughout the week, have related things, have other entertainment things, in many way sports is entertainment, and events are entertainment. And events — unique events have clearly become more important, more special in standing out in a cluttered world and I think there’s an enormous opportunity for us to really make these events something much bigger than they are today — that they’re great today.

But I think we can take them to another level by adding all sorts of dimensions that are related to the sport and just related to entertaining people, exciting people, and energizing people to everybody’s benefit.

James M. Ratcliffe

Great.

Chase Carey

And clearly Live Nation, is in that business. They’re in the business of creating events that I think are all part of a great experience and if you have a great weekend in a big city, they’re part of making that weekend something special.

Gregory B. Maffei

Yeah. I think agree with Chase. There’s upside in that. We’ll see how that develops. Obviously, Live Nation’s got to run its business to its best benefit and Formula One certainly will as well. But we hope there’s some ways they might be able to work together. And we think they could be highly synergistic.

I think with that operator we’re going to call it a night. Thank you very much all for you interest, continued interest in Liberty Media. I hope we see many of you on November 10 for our Investor Day in New York. The next race, for those who’re interested is in Singapore, in nine days. Thank you very much.

Chase Carey

Thanks a lot.

Forward-Looking Statements

The foregoing communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed acquisition by Liberty Media Corporation (“Liberty”) of Delta Topco Limited (“Delta Topco”) and its Formula One business (the “proposed acquisition”), expected timing for completion of the proposed acquisition, the realization of expected synergies and benefits from the proposed acquisition, market potential, future third party investments in Formula One, future financial prospects, matters relating to U.K. tax law, business strategies relating to Formula One, including promotion, marketing, new commercial partners (including sponsors), content distribution and expansion of the Formula One brand (including international expansion), changes to the share ownership, capitalization and debt of Liberty’s Media Group in connection with the proposed acquisition, the renaming of Liberty’s Media Group and the corresponding change in ticker symbols and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed acquisition.  These forward looking statements speak only as of the date of the foregoing communication, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty Media’s business which may affect the statements made in this communication.

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